SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
        Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number: 0-26661

                                Voyager.net, Inc.

             (Exact name of registrant as specified in its charter)

                              4660 S. Hagadorn Road
                                    Suite 320
                             East Lansing, MI 48823
                                 (517) 324-8940

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.0001 per share

            (Title of each class of securities covered by this Form)

                                       N/A

         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [X]      Rule 12h-3(b)(1)(ii)     [  ]
         Rule 12g-4(a)(1)(ii)       [  ]     Rule 12h-3(b)(2)(i)      [  ]
         Rule 12g-4(a)(2)(i)        [  ]     Rule 12h-3(b)(2)(ii)     [  ]
         Rule 12g-4(a)(2)(ii)       [  ]     Rule 15d-6               [  ]
         Rule 12h-3(b)(1)(i)        [X]

         Approximate number of holders of record as of the certification or notice date: One

         Pursuant to the requirements of the Securities Exchange Act of 1934, Voyager.net, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 29, 2000                     By:  /s/ James Militello
                                                  ------------------------------
                                                  James Militello
                                                  Vice President of Finance